Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 to Form S-1 (No. 333-274440) filed on Form S-3 and related Prospectus of Globalstar, Inc. for the registration of 37,457,207 shares of its common stock and to the incorporation by reference therein of our reports dated February 29, 2024, with respect to the consolidated financial statements of Globalstar, Inc., and the effectiveness of internal control over financial reporting of Globalstar, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New Orleans, Louisiana
April 12, 2024